Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 26, 2013 on the financial statements of Comp Services, Inc. (a development stage company) as of October 31, 2012 and 2011, and the related statements of operations. stockholders' equity (deficit) and cash flows for the year ended October 31, 2012, the period from June 17, 2011 (inception) to October 31, 2011 and period from June 17, 2011 (inception) to October 31, 2012, included herein on the registration statement of Comp Services, Inc. on Form S-1 (Post-Effective Amendment No. 3 to Form S-1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
December 16, 2013